EX99.23(a)(viii)

ARTICLES SUPPLEMENTARY TO THE

ARTICLES OF INCORPORATION

OF

OLD WESTBURY FUNDS, INC.

Old Westbury Funds, Inc., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Board of Directors of the Corporation, at a meeting duly convened and held on August 15, 2007, adopted a resolution to supplement the Corporation’s charter in order to re-classify authorized capital of the Corporation (the “Common Shares”) among eight series of Common Shares, including one new series of Common Shares as described in Article THIRD below, in accordance with Section 2-105(c) of the Maryland General Corporation Law.

SECOND: As of immediately before such re-classification of Common Shares, the total number of Common Shares authorized to be issued was classified as follows:

Old Westbury Large Cap Equity Fund	2,000,000,000
Old Westbury Mid Cap Equity Fund	4,000,000,000
Old Westbury International Fund	4,000,000,000
Old Westbury Fixed Income Fund	2,000,000,000
Old Westbury Municipal Bond Fund	2,000,000,000
Old Westbury Global Small Cap Fund	3,000,000,000
Old Westbury Real Return Fund	3,000,000,000

THIRD: As of immediately after such re-classification in Common Shares, the total number of Common Shares, including one new series, Old Westbury Global Opportunities Fund, authorized to be issued is classified as follows:

Old Westbury Large Cap Equity Fund	2,000,000,000
Old Westbury Mid Cap Equity Fund	2,000,000,000
Old Westbury International Fund	3,000,000,000
Old Westbury Fixed Income Fund	2,000,000,000
Old Westbury Municipal Bond Fund	2,000,000,000
Old Westbury Global Small Cap Fund	3,000,000,000
Old Westbury Real Return Fund	3,000,000,000
Old Westbury Global Opportunities Fund	3,000,000,000

FOURTH: The total number of shares of stock that the Corporation is authorized to issue, the par value per share and the aggregate par value of all the shares have not been increased or decreased by these Articles Supplementary. The total number of shares of stock of that the Corporation has authority to issue is twenty billion (20,000,000,000) shares, with a par value of one tenth of one cent ($.001) per share, for an aggregate par value of Twenty Million Dollars ($20,000,000.00).

FIFTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the series of Common Shares described in Article THIRD hereof shall be as set forth in the Corporation’s charter and shall be subject to all provisions of the charter relating to shares of the Corporation generally.

SIXTH: The foregoing supplement has been effected in the manner and by the vote required by the Corporation’s charter and the laws of the State of Maryland. The supplement was approved by a majority of the Board of Directors of the Corporation, is limited to changes expressly authorized by Section 2-105(c) of the Maryland General Corporation Law and may be made without action by the Corporation’s stockholders.

SEVENTH: Except as hereby supplemented, the Corporation’s charter shall remain in full force and effect.

EIGHTH: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

The President acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters set forth in these Articles Supplementary with respect to the authorization and approval of the supplement of the Corporation’s charter are true in all material respects, and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, OLD WESTBURY FUNDS, INC. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary, both duly authorized officers of the Corporation, on this 5th day of November 2007.

OLD WESTBURY FUNDS, INC.

/s/ Marc D. Stern
Marc D. Stern
President

ATTEST:

/s/ Diane J. Drake
Diane J. Drake
Secretary

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